EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 2-93052 and No. 2-93052-99) of Champion Enterprises, Inc. of our report dated June 24, 2005 appearing in the Annual Report on Form 11-K of Champion Enterprises, Inc. Savings Plan for the year ended December 31, 2004.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

June 28, 2005